August 2, 2010
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER RESULTS

Birmingham, Alabama – August 2, 2010 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, announced results today for the second quarter ended June 30, 2010.

Second Quarter Summary and Comparisons with the Prior Year
•	Unit shipments in each major product line increased from the prior year.
•	Aggregates shipments increased 6 percent with broad geographic improvement, increasing pretax earnings $15 million, or $0.08 per diluted share.
•	Average price for aggregates decreased 2 percent with wide variations across markets, reducing pretax earnings $10 million, or $0.05 per diluted share.
•	Unit cost for diesel fuel increased 38 percent, reducing pretax earnings $8 million, or $0.04 per diluted share.
•	Unit cost for liquid asphalt increased 26 percent, reducing pretax earnings $9 million, or $0.04 per diluted share.
•	The previously announced settlement of a lawsuit in Illinois reduced operating earnings by $41 million, or $0.21 per diluted share.
•	Charges associated with severe flooding in the Nashville, Tennessee area reduced aggregates segment earnings $3 million, or $0.02 per diluted share.
•	Earnings from continuing operations were a loss of $23 million, or $0.18 per diluted share.
•	EBITDA was $97 million.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “Our second quarter volume growth is encouraging as we look ahead to the second half of 2010 and continuing recovery in demand.  The upward trend in aggregates shipments that started in March and continued throughout the second quarter led to the first year-over-year quarterly increase in shipments in four years.  The earnings effect of higher volumes was more than offset by charges for settlement of the lawsuit in Illinois, the flooding in Nashville, higher unit costs for liquid asphalt and diesel fuel and lower product pricing.  Improvement in the overall economy as well as higher levels of contract awards for highway construction and single-family housing starts provided the catalyst for growth in demand for our products in the second quarter.

“The flow of contract awards for highway construction, a leading indicator of future construction activity, has been improving since March of 2009 when stimulus-related funds became available to each state.  During the first six months of 2010, total contract awards for highway construction in Vulcan-served states, including awards for federal, state and local projects, increased 11 percent from the prior year.  Through June 2010, the Federal Highway Administration reported that only 38 percent of the $26 billion of total stimulus funds obligated for highways had been spent – which bodes well for increased construction activity from federal stimulus spending for the remainder of 2010 and 2011.”

August 2, 2010
FOR IMMEDIATE RELEASE

Second Quarter Operating Results Commentary
Second quarter aggregates earnings were $122 million versus $127 million in the prior year.  Aggregates shipments increased 6 percent from the prior year’s second quarter.  Many Vulcan-served markets realized solid increases in shipments and earnings versus the prior year’s second quarter due primarily to stronger demand from public highway projects and improvement in single-family housing starts.  The earnings effect from higher aggregates shipments was more than offset by the effects of a 2 percent decrease in aggregates prices, a 38 percent increase in the unit cost for diesel fuel and $3 million of charges associated with flooding in the Nashville, Tennessee area in May.

Aggregates pricing continues to reflect wide variations across Vulcan-served markets.  Markets in Florida, and to a lesser extent the Far West, have remained challenging due to increased competitive pressures.  Additionally, a number of long-haul markets served by rail, barge and ship reported lower freight-adjusted prices.  Higher energy costs related to these modes of long-haul transportation were not recovered in second quarter selling prices to customers.  The average second quarter selling price for aggregates in markets not mentioned above approximated prior year levels.  Aggregates gross profit in these markets increased as expected based on the increased levels of shipments.

Segment earnings in asphalt were $14 million lower than the prior year due primarily to a 26 percent increase in the unit cost for liquid asphalt and lower selling prices.  Selling prices for asphalt mix generally lag increasing liquid asphalt costs and were further held in check due to competitive pressures.  Asphalt volumes increased 2 percent from the prior year’s second quarter.

Concrete segment earnings declined $3 million from the prior year’s second quarter as the earnings effects from slightly higher shipments of ready-mixed concrete and lower costs were more than offset by a decrease in the average selling price.  Cement segment earnings in the second quarter were slightly lower than the prior year as lower average unit selling prices offset higher sales volumes.

In May, the Company reached final settlement in a lawsuit filed in 2001 against the Company by the Illinois Department of Transportation.  As a result, a $41 million charge was recorded in the second quarter.  The Company believes that the settlement is covered by insurance policies and is taking appropriate actions, including one or more arbitrations, to recover the amount paid in settlement above a self-insured retention of $2 million, as well as a portion of its defense costs, from its insurers.  The ultimate amount and timing of such recoveries, which will be recorded as income when realized, cannot be predicted with certainty.

Selling, administrative and general expense in the second quarter was $83 million versus $79 million in the prior year’s second quarter.  Included in the current year’s second quarter was $1.5 million of legal expenses related to the lawsuit in Illinois.

All results are unaudited.

Outlook Highlights and Commentary
Commenting on the Company’s outlook, Mr. James stated, “Key drivers of the demand for our products are improving.  First, from the perspective of the overall economy, most GDP forecasts for the U.S. indicate further growth in the overall economy in 2010.  In past economic cycles, demand for aggregates has improved as GDP has grown during the initial years of economic recovery.  Additionally, state and local tax revenues have historically rebounded after GDP recovers.  Since the second quarter of 2009, the gross state product of all Vulcan-served states has shown positive growth – an indication economic recovery is underway.

August 2, 2010
FOR IMMEDIATE RELEASE

“Initially, Vulcan-served states lagged the rest of the country in obligating and awarding stimulus-related highway projects.  From March to the end of December 2009, contract awards for highways in Vulcan-served states were up 9 percent versus 17 percent for the remaining states.  In the six months ended June 2010, contract awards for highways were up 11 percent in Vulcan-served states versus down 1 percent for other states.  The above-average increase during the six months ended June 2010 provides encouragement that highway construction activity in our states should improve in 2010 and beyond.

“Our forecast for aggregates demand in the second half of 2010 continues to reflect an increase in residential construction, albeit from low levels, and continued weakness in private nonresidential building construction.  Residential construction contract awards in the second quarter increased 6 percent from the prior year in Vulcan-served states.  This year-over-year increase follows a 41 percent increase in Vulcan-served states in the first quarter.  As a result, most key states for Vulcan now reflect positive growth in trailing twelve month single-family housing starts.  In private nonresidential construction, the rate of decline in contract awards has slowed in recent months.  The start of a recovery in this end market will be influenced by employment growth, business investment and lending activity.  In the second half of 2010 we expect aggregates volumes to be flat to up 5 percent from the prior year’s levels.

“Overall, pricing for aggregates remains solid despite the year-over-year decline reported in the second quarter.  A number of Vulcan-served markets are still realizing year-over-year price growth while in certain other markets, pricing remains under competitive pressures or is being affected by recent increases in long-haul transportation costs.  As a result, we expect aggregates pricing in the second half of 2010 to approximate the prior year’s levels.

“In our asphalt business, we expect sales volumes and segment earnings in the second half of 2010 to approximate last year’s levels, a significant improvement from the current year’s first half.  In concrete, we expect sales volumes in the second half of 2010 to increase from the prior year’s second half but pricing to decline due to competitive pressures.  In our cement business, we expect second half earnings to be a slight loss versus the breakeven results reported in the prior year.

“Our available production capacity positions Vulcan to participate efficiently and effectively in the $50 to $60 billion of stimulus-related construction.  We expect approximately 75 percent of stimulus-related demand for our products to occur during 2010 and 2011.  By the second half of 2011, we expect continued growth in the overall economy and an improving job market to begin driving an increase in private nonresidential construction activity, accelerating the earnings leverage of the Company.”

Conference Call
Vulcan will host a conference call at 10:00 a.m. CDT on August 3, 2010.  Investors and other interested parties in the U.S. may access the teleconference live by calling 866.510.0705 approximately 10 minutes before the scheduled start.  International participants can dial 617.597.5363.  The access code is 27279331.  A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com.  The conference call will be recorded and available for replay approximately two hours after the call through August 10, 2010.

August 2, 2010
FOR IMMEDIATE RELEASE

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing for our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; volatility in pension plan asset values which may require cash contributions to the pension plans; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the impact of the global economic recession on our business and financial condition and access to the capital markets; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year.  Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A
Vulcan Materials Company
and Subsidiary Companies

	(Amounts and shares in thousands,
	except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2010	2009	2010	2009

Net sales	$692,758	$681,380	$1,157,293	$1,249,275
Delivery revenues	43,394	40,479	72,122	72,878
Total revenues	736,152	721,859	1,229,415	1,322,153

Cost of goods sold	570,423	535,546	1,034,063	1,025,834
Delivery costs	43,394	40,479	72,122	72,878
Cost of revenues	613,817	576,025	1,106,185	1,098,712

Gross profit	122,335	145,834	123,230	223,441
Selling, administrative and general expenses	83,376	79,353	169,872	159,070
Gain on sale of property, plant & equipment and businesses, net	1,362	654	49,734	3,157
Charge for legal settlement	40,000	-	40,000	-
Other operating income (expense), net	889	(1,451)	1,347	(3,170)
Operating earnings (loss)	1,210	65,684	(35,561)	64,358

Other income (expense), net	(1,233)	2,894	144	1,819
Interest income	481	687	971	1,482
Interest expense	44,204	44,073	87,987	87,992
Earnings (loss) from continuing operations before income taxes	(43,746)	25,193	(122,433)	(20,332)
Provision (benefit) for income taxes	(21,231)	9,632	(55,444)	(3,638)
Earnings (loss) from continuing operations	(22,515)	15,561	(66,989)	(16,694)
Earnings (loss) on discontinued operations, net of tax	(1,477)	6,651	4,250	6,125
Net earnings (loss)	$(23,992)	$22,212	$(62,739)	$(10,569)
Basic earnings (loss) per share:
Continuing operations	$(0.18)	$0.14	$(0.53)	$(0.15)
Discontinued operations	(0.01)	0.06	0.04	0.06
Net earnings (loss) per share	$(0.19)	$0.20	$(0.49)	$(0.09)

Diluted earnings (loss) per share:
Continuing operations	$(0.18)	$0.14	$(0.53)	$(0.15)
Discontinued operations	(0.01)	0.06	0.04	0.06
Net earnings (loss) per share	$(0.19)	$0.20	$(0.49)	$(0.09)

Weighted-average common shares outstanding:
Basic	128,168	113,477	127,452	112,045
Assuming dilution	128,168	113,829	127,452	112,045
Cash dividends declared per share of common stock	$0.25	$0.49	$0.50	$0.98
Depreciation, depletion, accretion and amortization	$97,280	$99,600	$191,476	$198,915
Effective tax rate from continuing operations	48.5%	38.2%	45.3%	17.9%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2010	2009	2009

Assets
Cash and cash equivalents	$42,173	$22,265	$43,711
Restricted cash	3,746	-	-
Medium-term investments	3,910	4,111	6,755
Accounts and notes receivable:
Accounts and notes receivable, gross	398,613	276,746	394,938
Less: Allowance for doubtful accounts	(9,290)	(8,722)	(9,437)
Accounts and notes receivable, net	389,323	268,024	385,501
Inventories:
Finished products	246,956	261,752	290,451
Raw materials	23,114	21,807	32,035
Products in process	3,784	3,907	5,133
Operating supplies and other	37,486	37,567	35,964
Inventories	311,340	325,033	363,583
Deferred income taxes	59,525	57,967	69,080
Prepaid expenses	42,422	50,817	58,425
Assets held for sale	14,864	15,072	-
Total current assets	867,303	743,289	927,055
Investments and long-term receivables	34,078	33,283	30,614
Property, plant & equipment:
Property, plant & equipment, cost	6,632,580	6,653,261	6,672,394
Less: Reserve for depr., depl. & amort.	(2,915,565)	(2,778,590)	(2,644,146)
Property, plant & equipment, net	3,717,015	3,874,671	4,028,248
Goodwill	3,093,979	3,093,979	3,093,979
Other intangible assets, net	681,059	682,643	683,092
Other assets	101,610	105,085	87,339
Total assets	$8,495,044	$8,532,950	$8,850,327

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$425,300	$385,381	$60,417
Short-term borrowings	320,000	236,512	412,300
Trade payables and accruals	168,269	121,324	145,744
Other current liabilities	160,151	113,109	130,103
Liabilities of assets held for sale	409	369	-
Total current liabilities	1,074,129	856,695	748,564
Long-term debt	2,001,180	2,116,120	2,521,190
Deferred income taxes	836,702	887,268	928,687
Other noncurrent liabilities	538,929	620,845	617,651
Total liabilities	4,450,940	4,480,928	4,816,092
Shareholders' equity:
Common stock, $1 par value	128,270	125,912	124,989
Capital in excess of par value	2,477,672	2,368,228	2,316,507
Retained earnings	1,625,620	1,752,240	1,774,113
Accumulated other comprehensive loss	(187,458)	(194,358)	(181,374)
Shareholders' equity	4,044,104	4,052,022	4,034,235
Total liabilities and shareholders' equity	$8,495,044	$8,532,950	$8,850,327

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2010	2009

Operating Activities
Net loss	$(62,739)	$(10,569)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	191,476	198,915
Net gain on sale of property, plant & equipment and businesses	(58,527)	(3,880)
Contributions to pension plans	(21,075)	(2,242)
Share-based compensation	10,524	14,010
Deferred tax provision	(54,755)	5,671
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	2,585	(35,850)
Other, net	11,167	3,347
Net cash provided by operating activities	18,656	169,402

Investing Activities
Purchases of property, plant & equipment	(42,158)	(60,101)
Proceeds from sale of property, plant & equipment	3,224	4,051
Proceeds from sale of businesses, net of transaction costs	50,954	11,537
Payments for businesses acquired, net of acquired cash	-	(36,980)
Increase in restricted cash	(3,746)	-
Redemption of medium-term investments	22	30,590
Other, net	(305)	714
Net cash provided by (used for) investing activities	7,991	(50,189)

Financing Activities
Net short-term borrowings (payments)	83,488	(672,176)
Payment of current maturities and long-term debt	(75,188)	(281,461)
Proceeds from issuance of long-term debt, net of discounts	-	397,660
Debt issuance costs	-	(3,033)
Proceeds from issuance of common stock	35,314	578,237
Dividends paid	(63,600)	(108,752)
Proceeds from exercise of stock options	12,597	3,697
Other, net	650	132
Net cash used for financing activities	(6,739)	(85,696)

Net increase in cash and cash equivalents	19,908	33,517
Cash and cash equivalents at beginning of year	22,265	10,194
Cash and cash equivalents at end of period	$42,173	$43,711

Table D
Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Total Revenues

Aggregates segment (a)	$513,844	$497,605	$855,160	$899,417
Intersegment sales	(42,389)	(42,840)	(74,447)	(79,978)
Net sales	471,455	454,765	780,713	819,439
Concrete segment (b)	105,023	114,663	187,979	229,446
Intersegment sales	(1)	(35)	(7)	(86)
Net sales	105,022	114,628	187,972	229,360
Asphalt mix segment	103,549	103,645	166,521	182,061
Intersegment sales	-	-	-	-
Net sales	103,549	103,645	166,521	182,061
Cement segment (c)	22,903	16,853	40,848	36,594
Intersegment sales	(10,171)	(8,511)	(18,761)	(18,179)
Net sales	12,732	8,342	22,087	18,415
Total
Net sales	692,758	681,380	1,157,293	1,249,275
Delivery revenues	43,394	40,479	72,122	72,878
Total revenues	$736,152	$721,859	$1,229,415	$1,322,153

Gross Profit

Aggregates	$122,017	$126,830	$137,386	$190,446
Concrete	(5,574)	(2,222)	(21,666)	(3,067)
Asphalt mix	7,250	21,733	8,316	37,895
Cement	(1,358)	(507)	(806)	(1,833)
Total gross profit	$122,335	$145,834	$123,230	$223,441

Depreciation, depletion, accretion and amortization

Aggregates	$74,877	$78,331	$148,048	$157,086
Concrete	13,418	13,340	26,442	26,208
Asphalt mix	2,327	2,151	4,477	4,180
Cement	5,193	4,763	9,573	9,408
Corporate and other unallocated	1,465	1,015	2,936	2,033
Total DD&A	$97,280	$99,600	$191,476	$198,915

Unit Shipments

Aggregates customer tons	39,925	37,793	65,065	67,334
Internal tons (d)	3,144	2,929	5,434	5,441
Aggregates - tons	43,069	40,722	70,499	72,775

Ready-mixed concrete - cubic yards	1,145	1,129	2,028	2,216
Asphalt mix - tons	1,934	1,902	3,204	3,300

Cement customer tons	100	57	174	124
Internal tons (d)	144	89	243	190
Cement - tons	244	146	417	314

Average Unit Sales Price (including internal sales)

Aggregates (freight-adjusted) (e)	$10.11	$10.35	$10.20	$10.31
Ready-mixed concrete	$86.08	$96.74	$86.57	$98.08
Asphalt mix	$51.13	$53.64	$50.49	$54.30
Cement	$76.64	$98.70	$80.25	$97.79

(a)	Includes crushed stone, sand and gravel, sand, other aggregates,as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete,as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)
Represents tons shipped primarily to our downstream operations(e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e)	Freight-adjusted sales price is calculated as total salesdollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
1.   Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the six months ended June 30 is summarized below:

	(Amounts in thousands)
	2010	2009

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$90,942	$98,871
Income taxes	1,130	(9,468)

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property & equipment	5,165	14,684
Debt issued for purchases of property, plant & equipment	-	1,982
Stock issued for pension contribution	53,864	-
Proceeds receivable from issuance of common stock	1,453	-

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$18,656	$169,402
Purchases of property, plant & equipment	(42,158)	(60,101)

Free cash flow	$(23,502)	$109,301

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.  This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt.  It is not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

This metric is presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions. We internally use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use this metric as a measure to allocate resources internally.

Table F

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$12,216	$64,303	$18,656	$169,402
Changes in operating assets and liabilities before initial effects of business acquisitions and dispositions	43,960	72,161	(2,585)	35,850
Other net operating items (providing) using cash	17,112	(14,652)	112,666	(16,906)
(Earnings) loss on discontinued operations, net of tax	1,477	(6,651)	(4,250)	(6,125)
Provision (benefit) for income taxes	(21,231)	9,632	(55,444)	(3,638)
Interest expense, net	43,723	43,386	87,016	86,510
Less: Depreciation, depletion, accretion and amortization	(97,280)	(99,600)	(191,476)	(198,915)
EBIT	(23)	68,579	(35,417)	66,178
Plus: Depreciation, depletion, accretion and amortization	97,280	99,600	191,476	198,915

EBITDA	$97,257	$168,179	$156,059	$265,093
Less: Interest expense, net	(43,723)	(43,386)	(87,016)	(86,510)
Current taxes	(3,715)	(6,379)	(2,909)	9,527
Cash earnings	$49,819	$118,414	$66,134	$188,110

Reconciliation of Net Earnings (Loss) to EBITDA and Cash Earnings

Net earnings (loss)	$(23,992)	$22,212	$(62,739)	$(10,569)
Provision (benefit) for income taxes	(21,231)	9,632	(55,444)	(3,638)
Interest expense, net	43,723	43,386	87,016	86,510
(Earnings) loss on discontinued operations, net of tax	1,477	(6,651)	(4,250)	(6,125)
EBIT	(23)	68,579	(35,417)	66,178
Plus: Depreciation, depletion, accretion and amortization	97,280	99,600	191,476	198,915

EBITDA	$97,257	$168,179	$156,059	$265,093
Less: Interest expense, net	(43,723)	(43,386)	(87,016)	(86,510)
Current taxes	(3,715)	(6,379)	(2,909)	9,527
Cash earnings	$49,819	$118,414	$66,134	$188,110

EBITDA and Earnings Per Share (EPS) Bridge	Three Months Ended		Six Months Ended
(Amounts in millions, except per share data)	June 30		June 30
	EBITDA	EPS	EBITDA	EPS
Continuing Operations - 2009 Actual	$168	$0.14	$265	$(0.15)
Increase / (Decrease) due to:
Illinois DOT settlement and related expenses	(41)	(0.21)	(41)	(0.21)
Charges associated with flooding in Nashville, TN	(3)	(0.02)	(3)	(0.02)
Aggregates: Volumes	15	0.08	(15)	(0.11)
Selling prices	(10)	(0.05)	(8)	(0.06)
Costs (excluding flooding in TN)	(8)	(0.04)	(34)	(0.25)
Asphalt mix	(14)	(0.08)	(31)	(0.22)
Concrete	(3)	(0.02)	(19)	(0.14)
Gain on sale of property, plant & equipment and businesses (a)	1	0.01	37	0.27
Depreciation, depletion, accretion and amortization	n/a	0.01	n/a	0.05
All other (additional shares, tax rate, misc. items)	(8)	-	5	0.31
Continuing Operations - 2010 Actual	$97	$(0.18)	$156	$(0.53)

(a)  Excludes the donation of land

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt.  They are not defined by Generally Accepted Accounting Principles (GAAP); thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide our shareholders with an understanding of the metrics we use to assess performance and to monitor our cash and liquidity positions.  We internally use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources internally.